Exhibit 99.1

PRESS RELEASE May 12, 2022

5E REPORTS THIRD QUARTER 2022 RESULTS

HIGHLIGHTS

•	Average boric acid prices increased by more than 50% during CQ1 2022, as compared to average pricing in 2020 and 2021, reflecting favorable market dynamics and continued strong demand

•	Updated Project scope to focus on boron and lithium which, if successful, could enable 5E to become an important participant in the U.S. lithium market

•	Small-Scale Boron Facility (“SSBF”) targets mechanical completion in CQ4 2022 after breaking ground in April 2022

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Planning for our proposed large-scale complex progressing with SSBF in-service projected to provide critical information to help optimize the efficiency, output and economic profile for the large-scale complex

•	Letter of Intent signed for boron advanced material that focuses on industrial and military applications

•	Government specialists engaged to pursue government funding after U.S. Presidential Executive Order

•	Hiring increased in California and Texas, including a former executive from Albemarle Corporation

5E Advanced Materials, Inc. (Nasdaq: FEAM) (ASX: 5EA) (“5E,” “We,” “Our,” or the “Company”) today announced its financial results for the three months ended March 31, 2022.

Commenting on third quarter 2022 results, CEO, Mr Henri Tausch noted:

“Our team had a great start to the year as we completed our public listing on the Nasdaq, progressed towards an expected mechanical completion of the SSBF for CQ4 2022, continued work focused on enhancing the Project’s scope, and signed a boron advanced materials LOI. I could not be more proud of the 5E team for their tremendous work and commitment as they focus on our ultimate goal of enabling decarbonization with boron advanced materials and lithium.

I am particularly pleased to provide a project update in light of the current favorable market backdrop with strong demand and tight supply, and with average boric acid prices up more than 50% during CQ1 2022, as compared to average pricing in 2020 and 2021. I also believe that our enhanced project scope to focus on boron and lithium could be an important step towards creating a more durable and less seasonal business.

We remain focused on increasing 5E and boron awareness and progressing towards initial production. We expect initial production to serve as a foundation for future design, engineering, and cost optimization for our proposed large-scale boron and lithium complex.”

Third Quarter 2022 Financial Highlights:

As of quarter-end, the Company maintained a cash balance of $41.1 million and working capital of $38.1 million. Project expenses decreased 3.6% year-over-year due to a reduction in drilling activity and environmental permit expenses as the Company transitions to construction to the SSBF. General and administrative expenses increased by $29.1 million year-over-year, primarily due to $25.1 million of stock-based compensation and increased salaries as our employee head count increased as we focused our efforts toward construction of the SSBF. The stock-based compensation was driven by $23.8 million of shares issued as payment for consulting fees under the Company’s Advisory Agreement with Blue Horizon Advisors, LLC (“BHA”). Under the BHA Advisory Agreement, BHA provided advisory services related to assessing the Project, recruiting a U.S. based management team, and advising in connection with the U.S. listing. Depreciation and amortization increased as the Company began to place assets into service.

	FOR THE THREE MONTHS ENDED MARCH 31		FOR THE NINE MONTHS ENDED MARCH 31
	2022	2021	2022	2021
COST AND EXPENSES
Project expenses	$1,972,536	$2,045,719	$9,782,791	$3,424,419
General and administrative	30,983,504	1,828,279	44,616,803	8,121,310
Depreciation and amortization expense	36,063	6,081	76,249	15,344

Total cost and expenses	32,992,103	3,880,079	54,475,843	11,561,073

LOSS FROM OPERATIONS	(32,992,103)	(3,880,079)	(54,475,843)	(11,561,073)

NON-OPERATING INCOME (EXPENSE)
Other income	27,477	1,459	37,843	3,530
Interest income	1,748	333	3,552	1,447
Interest expense	(3,275)	(468)	(7,958)	(2,117)
Net foreign exchange gain (loss)	(3,469)	(47,245)	965,180	(2,060,234)

Total non-operating income (expense)	22,481	(45,921)	998,617	(2,057,374)

NET LOSS	(32,969,622)	(3,926,000)	(53,477,226)	(13,618,447)
OTHER COMPREHENSIVE LOSS (INCOME)
Reporting currency translation	338,592	(84,626)	1,168,480	(2,466,052)

NET LOSS AND OTHER COMPREHENSIVE LOSS	$(33,308,214)	$(3,841,374)	$(54,645,706)	$(11,152,395)

Net loss per common share – basic and diluted	$(0.79)	$(0.11)	$(1.33)	$(0.41)

Weighted average common shares outstanding — basic and diluted	41,895,426	35,600,161	40,148,179	32,964,416

Securing Domestic Supply Chains and Decarbonization

In June 2021, President Biden’s administration announced a supply chain disruptions task force and Executive Order 14017 to address supply chain discontinuities with a focus to secure domestic supply for advanced batteries and invest in sustainable domestic and international production and processing of critical materials. President Biden provided an update in February 2022 announcing major government initiatives to expand domestic, sustainable critical materials supply in an effort to break dependence on foreign sources. Major initiatives included updating outdated mining laws and regulations, updating and prioritizing the Federal list of critical minerals, and strengthening critical mineral stockpiling. Executive Order 14051 delegates authority to the Under Secretary of Defense for Acquisition and Sustainment of strategic and critical materials. On March 31, 2022, the President signed a determination permitting the use of Defense Production Act (“DPA”) Title III authorities to strengthen the U.S. industrial base for large-capacity batteries. The U.S. depends on unreliable foreign sources for many of the strategic and critical materials necessary for a clean energy transition, and the DPA Title III authorities enables the Department of Defense to undertake actions, including but not limited to feasibility studies and modernization projects for mature mining, beneficiation, and value-added processing projects to increase productivity, environmental sustainability, and workforce safety.

The Defense Logistics Agency (“DLA”) is a combat support agency within the United States Department of Defense, and boron is classified as a mineral of interest by the DLA.

In addition to boron, we plan to focus on lithium, which is a critical mineral, as part of our mineral resource and continue to progress workstreams to establish lithium as a co-product of future production within our Project. We believe that we have an opportunity to benefit from government initiatives to secure domestic supply chains and can be a key contributor in progressing applications within clean energy, food security, and national defense. In February, the Company’s Project was designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency, thereby supporting the Company’s goal of having an important role in providing critical and strategic materials to the challenged global supply chain.

Market Update

As a result of the COVID-19 pandemic and the Ukraine and Russia conflict, there has been increased stress on an already challenged global supply chain for boron and lithium. We believe that this supply tightness could persist as only a limited number of boron projects are currently known globally and demand continues to increase, primarily as a result of increased demand from the electric transportation, clean energy, food and domestic security industries. This current imbalance is manifesting itself with increased pricing across a variety of boron derivatives, including boric acid prices at approximately $730 to $1,360 per ton, depending on volume, according to third-party market research as of April 2022. We believe that the boron market has historically and largely followed a similar pricing structure as lithium, whereby customers have executed long-standing volume-based supply contracts. If these supply-demand trends continue, we believe future boron contracts could reflect favorable pricing terms based on factors such as supply constraints, value in use, and inflation.

SSBF Update

During the quarter, we have made progress on planning and procurement of long lead item equipment for our proposed Small-Scale Boron Facility (“SSBF”), with major equipment either already on-site or scheduled for delivery. Detailed engineering, including our hazard analysis, instrument designs, piping isometrics, and structural and foundation design, was substantially completed during the quarter and the progress of detailed engineering provided us the opportunity to engage in a competitive bidding process for the SSBF construction contract. In April 2022, we awarded the construction contract to a contractor and broke ground on the SSBF. Assuming no unexpected delays in construction or supply chain issues, we target completing construction of the SSBF in the calendar fourth quarter of 2022 at an engineered estimated production capacity of approximately 2,000 tons per year of boric acid. This facility is engineered to process a pregnant leach solution (“PLS”) containing boron and lithium extracted from colemanite. The extraction of the PLS is expected to occur through our injection-recovery wells, and we have completed one of our four wells during the quarter that will supply the SSBF. Three additional injection-recovery wells were completed post quarter-end. During the quarter, we had no lost time injuries for any of our Company sites, and we will continue to prioritize the safety and well-being of personnel.

Management expects that the successful construction and operation of the SSBF will provide PLS and process intelligence that will help us to more effectively detail engineer our proposed large-scale complex.

Project Update

Over the past nine months, the Company has worked with our external engineering partners on process design for our proposed large-scale complex. Our SK-1300 initial assessment report effective October 15, 2021 added further definition to our large boron resource and established the existence of a lithium mineral resource that we believe could provide us with potential lithium carbonate production. Due to the current favorable market backdrop and growing importance of critical materials, the Company intends to focus primarily on further defining its boron and lithium resources, and to work towards developing a large-scale boron and lithium complex for the extraction of boric acid and lithium carbonate. A focus on boron and lithium extraction and related end markets is aligned with our mission to become a global leader in enabling industries addressing decarbonization, and the Company’s focus on high value in use materials.

The SSBF is expected to serve as a foundation for future design, engineering, and cost optimization for our large-scale complex. We believe that the successful completion of the SSBF is an important path to obtaining critical information that will help enable us to optimize the efficiency, output and economic profile of our large-scale complex. As such, the Company expects to incorporate value engineering and cost structure optimization into the continued technical and economic analysis of the proposed large-scale complex, and to provide project updates, rather than completing a bankable feasibility study in 2022. The Company has begun to progress plans for its proposed processing plant, including defining infrastructure, material balance and process flow diagrams, co-generation, integration of a sulfuric acid plant, and development of a priced equipment list for process equipment needed for full-scale operations. Notwithstanding the proposed scope changes to the Project and large-scale complex focused on boron and lithium, management continues to believe that assuming successful construction and operation of the SSBF, and obtaining the requisite funding for construction, we will be able to achieve initial commercial production in 2025.

The Company is currently targeting a boric acid production capacity of approximately 250,000 tons per year once the large-scale complex commences initial operations. In addition, based on currently expected engineering and process design, once in full production the Project could potentially produce up to 500,000 tons per year of boric acid. The Company also intends to sell boron advanced materials from the above estimated capacity figures. However, further analysis is required with respect to the potential for boron advanced materials, with the successful completion and operation of the SSBF expected to provide key operational input for this analysis. Additionally, early estimates by management currently target a lithium carbonate production capacity of up to several thousand tons per year upon completion of our proposed large-scale complex, and we expect the successful completion and operation of the SSBF to provide further information on this point, which if successful, could allow us to become an important participant in the U.S lithium carbonate market. Given currently high lithium prices and electric vehicle growth forecasted by third-party analysts, management believes that an ability to produce a co-product of lithium carbonate could have a positive impact on our business.

The proposed large-scale complex has been value engineered to regenerate a significant portion of hydrochloric acid, which management expects to increase efficiencies and reduce our emphasis on sulphate of potash to produce feedstock hydrochloric acid. While production of sulphate of potash remains in our long-term plans, the Company believes we can implement the Mannheim process to produce sulphate of potash during later phases of the Project when capacity for boric acid production exceeds 250,000 tons per year. Our short to medium term plan focuses on the production of boric acid, boron advanced materials, and lithium carbonate where management currently sees favorable market pricing and high value in use. Management believes that a focus on boron and lithium could be an important step towards creating a more durable, less seasonal business compared to a more traditional commodity-driven fertilizer focused business.

The continued technical and economic analysis described above with respect to our proposed large-scale complex and overall business strategy, has been determined by management to be a currently more cost and time efficient way to proceed. This continued technical and economic analysis of the proposed large-scale complex may lead to a separate technical study, an update to our initial assessment from October 2021 or a more comprehensive study. However, we cannot assure you of the form and scope of this continued technical and economic analysis, and it is possible that we will conclude that the completion of any such further studies (including a bankable feasibility study) may not be commercially reasonable, necessary or possible at all. Please also see Item 1A. Risk Factors in our Form 10-Q filed with the SEC on May 12, 2022.

Corporate Update

In early March 2022 we completed our redomicile to the U.S. and listed on the Nasdaq Stock Market LLC (“Nasdaq”) on March 15, 2022. We have established a Nasdaq compliant board and expect to align our board composition with the ongoing needs of the Company.

Customer contract discussions advanced during the quarter, and we signed a non-binding letter of intent with Rose Mill Co. in May 2022 for boron advanced materials that focus on industrial and military applications. We continue to advance discussions with other customers for boron advanced materials.

Our team in California and Texas continues to grow with several new hires across operations, administration, and finance, including a former executive with over 19 years of experience at Albemarle Corporation that spans across multiple disciplines including process design, purchasing, M&A, and general management. As of May 2022, the majority of our administrative and operational personnel have transitioned to the U.S. We anticipate a step-up in hiring as we work towards mechanical completion and operation of the SSBF. We currently estimate that our proposed large-scale complex could create up to approximately 400 new jobs in an economically distressed California Opportunity Zone.

More recently and in light of the recent Presidential Executive Orders and U.S. government initiatives, we increased our government affairs effort by engaging a specialized management consulting firm to pursue federal, state, and local funding opportunities.

Finally, we executed a research agreement with Georgetown University that aims to enhance the performance of permanent magnets through increased usage of boron. We believe the potential benefits of this agreement include creating intellectual property and commercialization pathways for the Company as it pertains to the manufacturing of boron enhanced permanent magnets.

About 5E Advanced Materials, Inc.

5E Advanced Materials, Inc. (Nasdaq: FEAM) (ASX: 5EA) is focused on becoming a vertically integrated global leader and supplier of boron specialty and advanced materials whose mission is to enable decarbonization. BORON+ products target critical, high value applications within electric transportation, clean energy, food and domestic security. We anticipate boron and lithium products will target applications for electric transportation, clean energy, food and domestic security. Our business strategy will focus on our boron and lithium resource in Southern California, which is designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency, which we believe is one of the largest known and environmentally permitted new conventional boron deposits globally.

Forward Looking Statements

The information herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and as described in securities legislation in Australia and other jurisdictions. Forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “may,” “could,” and other similar expressions, although not all forward-looking statements contain these identifying words. All forward-looking statements reflect a number of assumptions, which are subject to numerous risks and uncertainties many of which are beyond the control of 5E, and which may cause actual results to be materially different from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, our limited operating history in the borates industry with no revenue from our properties; our need for substantial additional financing to execute our business plan and our ability to access capital and the financial markets; our status as an exploration stage company with no known mineral reserves and the inherent uncertainty in estimates of mineral resources; risks and uncertainties relating to the development of the Fort Cady project; risks related to the demand for end use applications that require borates and related minerals and compounds that we expect to produce; risks related to compliance with environmental and regulatory requirements; unanticipated costs or delays associated with our Small-Scale Boron Facility; and the completion and outcome of future technical and economic studies related to our project. For additional information regarding these various risks and uncertainties, you should carefully review the risk factors and other disclosures in our amended Form 10 filed with the U.S. Securities and Exchange Commission (SEC) on March 7, 2022, and our Form 10-Q filed with the SEC on May 12, 2022 . Additional risks are also disclosed by 5E in its filings with the Securities and Exchange Commission (SEC) throughout the year, including its Form 10-K, Form 10-Qs and Form 8-Ks, as well as in its filings under the Australian Securities Exchange. Any forward-looking statements are given only as of the date hereof. Except as required by law, 5E expressly disclaims any obligation to update or revise any such forward-looking statements. Additionally, 5E undertakes no obligation to comment on third party analyses or statements regarding 5E’s actual or expected financial or operating results or its securities.

Authorized for release by: Henri Tausch, Chief Executive Officer

For further information contact:

Chance Pipitone Investor Relations – U.S. info@5Eadvancedmaterials.com Ph: +1 (346) 433-8912	Elvis Jurcevic Investor Relations – Australia ej@irxadvisors.com Ph: + 61 408 268 271	Chris Sullivan Media chris@macmillancom.com Ph: +1 (917) 902-0617